EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To: Genspera, Inc.

We hereby consent to the use in this Form S-1 Registration Statement Under The Securities Act of 1933 of our report dated March 30, 2009, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, included in the Annual Report for the years ended December 31, 2008 and 2007, relating to the financial statements of Genspera, Inc., which appear in such Registration Statement and related Prospectus for the registration of 4,516,120 shares of its common stock.

We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ RBSM LLP
RBSM LLP

New York, New York
July 31, 2009